Exhibit 10.1

Amendment No. 2 to Employment Agreement

Amendment No. 2 (“Amendment”), dated January 24, 2014, to the Employment Agreement (the “Agreement”), dated as of September 1, 2009, between Mistras Group, Inc. (the “Company”) and Sotirios J. Vahaviolos (“Mr. Vahaviolos”).  Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

Background

The Agreement provides for certain payments to Mr. Vahaviolos upon the termination of his employment by the Company without Cause or by Mr. Vahaviolos for Good Reason.

The Company and Mr. Vahaviolos desire the payments to Mr. Vahaviolos if his employment is terminated, not in connection with a Change in Control, by the Company without Cause or by Mr. Vahaviolos for Good Reason, to make them consistent with the severance policy adopted by the Compensation Committee of the Company’s Board of Directors.

Amendment to the Agreement

1.                                      The first sentence of Section 5.1(e) of the Agreement is hereby amended by replacing the phrase “an amount equal to 1.0 times the sum of” with the phrase “an amount equal to 1.5 times the sum of.”

2.                                      At the end of Section 6.1 of the Agreement, clause (2) is replaced in its entirety with the following:  “(2) a single sum cash payment, to be made as soon as practicable (but not more than thirty days) following termination of employment, of an amount equal to 2.0 times the sum of (i) the highest annual rate of Mr. Vahaviolos’ Base Salary at any time during the 24 months preceding the termination of his employment, and (ii) Mr. Vahaviolos’ target short term incentive award for the calendar year in which his employment terminates (or, if greater, the actual annual short term incentive award earned by Mr. Vahaviolos for the preceding calendar year).”

3.                                      This Amendment is being made pursuant to Section 19 of the Agreement and, except as expressly modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

MISTRAS GROUP, INC.

By:	/s/ Michael C. Keefe
Name:	Michael C. Keefe
Title:	Executive Vice President, General Counsel and Secretary

/s/ Sotirios J. Vahaviolos
Sotirios J. Vahaviolos